Exhibit 99.1

COMERICA REPORTS FOURTH QUARTER 2011 NET INCOME OF $96 MILLION

Period-end Total Loan Growth of $1.5 Billion; Commercial Loans Increased $1.9 Billion

Net Interest Income up Five Percent

Record Deposits of $47.8 Billion

Repurchased 4.1 Million Shares (1) in 2011

DALLAS/January 20, 2012 — Comerica Incorporated (NYSE: CMA) today reported fourth quarter 2011 net income of $96 million, a decrease of $2 million compared to $98 million for the third quarter 2011. Fourth quarter 2011 included merger and restructuring charges of $37 million ($23 million, after tax; $0.12 per diluted share) associated with the acquisition of Sterling Bancshares, Inc. (Sterling), completed on July 28, 2011, compared to $33 million ($21 million, after tax; $0.11 per diluted share) in the third quarter 2011.

(dollar amounts in millions, except per share data)	4th Qtr ‘11		3rd Qtr ‘11	4th Qtr ‘10
Net interest income	$444		$423	$405
Provision for loan losses	19		38	57
Noninterest income	182		201	215
Noninterest expenses (a)	478		460	437
Provision for income taxes	33		28	30

Net income	96		98	96

Net income attributable to common shares	95		97	95

Diluted income per common share	0.48		0.51	0.53

Average diluted shares (in millions)	197		192	178

Tier 1 common capital ratio (c)	10.31	% (b)	10.57%	10.13%
Tangible common equity ratio (c)	10.27		10.43	10.54

(a)	Included restructuring expenses of $37 million and $33 million in the fourth and third quarters of 2011, respectively, associated with the acquisition of Sterling.
(b)	December 31, 2011 ratio is estimated.
(c)	See Reconciliation of Non-GAAP Financial Measures.

“We were pleased to see total loan growth of $1.5 billion, or 4 percent, on a period-end basis,” said Ralph W. Babb Jr., chairman and chief executive officer.  “The growth was driven by a $1.9 billion, or 8 percent, increase in commercial loans, particularly in National Dealer Services, Mortgage Banker Finance, Energy Lending, Technology and Life Sciences, and Global Corporate Banking.

“We had record deposit levels of $47.8 billion at year-end, an increase of $303 million from the third quarter.  In addition, our net interest income increased $21 million, or 5 percent, primarily driven by an increase in average earning assets.  We continue to be pleased by the broad-based improvement in credit quality, which resulted in a decrease in the provision for loan losses.”

(1) Shares repurchased under Comerica’s share repurchase program.

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COMERICA REPORTS FOURTH QUARTER 2011 NET INCOME OF $96 MILLION – 2

“With respect to our acquisition of Sterling, we announced the successful completion of systems integrations and the opening of former Sterling branches as Comerica banking centers on November 14, 2011,” said Babb. “All former Sterling customers can now bank at any Comerica banking center, with complete access to our full line of extended product and service offerings. This acquisition continues to be a great fit, as the former Sterling’s size, geographic footprint and customer focus uniquely fits our strategy and expands our presence in Texas.

“In the fourth quarter, we repurchased 1.6 million shares, and repurchased a total of 4.1 million shares in 2011 under the share repurchase program. Combined with dividends, this resulted in a total return to shareholders of 47 percent of net income. We continue to be an active capital manager and believe we are approaching capital management from a position of strength.  As required, we submitted our Capital Plan to the Federal Reserve on January 9, 2012.  As previously announced, we are targeting a first quarter 2012 total payout ratio of up to 50 percent of net income through the share repurchase program and dividends.”

Fourth Quarter and Full-Year 2011 Overview

Fourth Quarter 2011 Highlights Compared to Third Quarter 2011

•                  Period-end total loans increased $1.5 billion, or 4 percent, from September 30, 2011 to December 31, 2011, primarily reflecting an increase of $1.9 billion, or 8 percent, in commercial loans, partially offset by a decrease of $390 million in commercial real estate loans (commercial mortgage and real estate construction loans).  The increase in commercial loans was primarily driven by increases in National Dealer Services, Mortgage Banker Finance, Energy Lending, Technology and Life Sciences, and Global Corporate Banking.  Average total loans increased $1.4 billion, or 3 percent, in the fourth quarter, in part due to one additional month of Sterling.

•                  Period-end deposits increased $303 million, or one percent, primarily reflecting an increase of $648 million in noninterest-bearing deposits, partially offset by decreases in savings ($247 million) and customer certificates of deposit ($172 million). Average total deposits increased $2.7 billion, in part due to one additional month of Sterling in the fourth quarter.

•                  Net interest income of $444 million increased $21 million, or 5 percent, compared to the third quarter, primarily resulting from an increase in average earning assets of $2.4 billion.

•                  Credit quality continued to improve in the fourth quarter 2011. Net credit-related charge-offs decreased $17 million to $60 million.  The provision for loan losses decreased to $19 million in the fourth quarter 2011, compared to $38 million in the third quarter 2011.

•                  Noninterest income decreased $19 million to $182 million in the fourth quarter 2011, compared to $201 million for the third quarter 2011, primarily due to a $16 million decrease in net securities gains (losses), reflecting a net loss of $4 million in the fourth quarter 2011 compared to a net gain of $12 million in the third quarter 2011.

•                  Noninterest expenses increased $18 million to $478 million in the fourth quarter 2011, compared to $460 million in the third quarter 2011, primarily due to increases in severance and related expenses ($5 million) and merger and restructuring charges ($4 million), as well as one additional month of Sterling expenses (approximately $8 million).

Full-Year 2011 Highlights Compared to Full-Year 2010

•                 Net income of $393 million for 2011 increased $116 million, or 42 percent, compared to 2010.

•                  Period-end total loans increased $2.4 billion, or 6 percent, from year-end 2010 to year-end 2011, reflecting the acquisition of Sterling and primarily including a net increase of $2.9 billion, or 13 percent, in commercial loans, partially offset by a net decrease of $223 million in commercial real estate loans.  The increase in commercial loans was primarily driven by increases in Mortgage Banker Finance, Energy Lending and Technology and Life Sciences, as well as increases in Middle Market and Global Corporate Banking.  Average loans declined $442 million in 2011.

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COMERICA REPORTS FOURTH QUARTER 2011 NET INCOME OF $96 MILLION – 3

Full-Year 2011 Highlights Compared to Full-Year 2010 (continued)

•                  Period-end deposits increased $7.3 billion, or 18 percent, in part due to the acquisition of Sterling. Average total deposits increased $4.3 billion.

•                  Net interest income increased $7 million in 2011, compared to 2010, as the benefit provided by accretion of the purchase discount on the acquired Sterling loan portfolio in 2011 and an increase in average earning assets of $1.1 billion was largely offset by decreased yields on mortgage-backed investment securities and a decrease in business loan swap income.

•                  Credit quality improved significantly.  The provision for loan losses declined $327 million to $153 million in 2011, compared to 2010.  Net credit-related charge-offs decreased $236 million to $328 million.

•                  Noninterest income increased $3 million compared to 2010.

•                  Noninterest expenses increased $122 million compared to 2010.  2011 included Sterling-related merger and restructuring charges of $75 million ($47 million, after-tax; $0.25 per diluted share) and five months of Sterling expenses.

•                  Repurchases of 4.1 million shares in 2011, combined with dividends, returned 47 percent of 2011 net income to shareholders.

Net Interest Income

(dollar amounts in millions)	4th Qtr ‘11	3rd Qtr ‘11	4th Qtr ‘10
Net interest income	$444	$423	$405

Net interest margin	3.19%	3.18%	3.29%

Selected average balances (a):
Total earning assets	$55,676	$53,243	$49,102
Total investment securities	9,781	8,158	7,112
Total loans	41,454	40,098	39,999

Total deposits	47,779	45,098	40,356
Total noninterest-bearing deposits	19,176	17,511	15,607

(a) Average balances in 3rd quarter 2011 included Sterling balances from July 28 through September 30, 2011.

•                  The $21 million increase in net interest income in the fourth quarter 2011, when compared to the third quarter 2011, resulted primarily from an increase in average earning assets of $2.4 billion, partially offset by decreasing yields on mortgage-backed investment securities and a decrease in the accretion of the purchase discount on the acquired Sterling loan portfolio.  Decreasing yields on the mortgage-backed investment securities portfolio reflected the impact of lower yields on securities purchased to reinvest prepayments.  Accretion of the purchase discount was $26 million in the fourth quarter 2011, compared to $27 million in the third quarter.

•                  Average earning assets increased $2.4 billion in the fourth quarter 2011, compared to the third quarter 2011, reflecting increases of $1.6 billion in average investment securities available-for-sale and $1.4 billion in average loans, partially offset by a $584 million decrease in average Federal Reserve Bank deposits. The increase in average loans included one additional month of Sterling in the fourth quarter and primarily reflected increases in commercial loans in Mortgage Banker Finance, Energy Lending,  National Dealer Services, and Technology and Life Sciences.

•                  Average deposits increased $2.7 billion in the fourth quarter 2011, compared to the third quarter 2011, in part due to one additional month of Sterling. Average noninterest-bearing deposits increased $1.7 billion and average money market and NOW deposits increased $1.1 billion.

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COMERICA REPORTS FOURTH QUARTER 2011 NET INCOME OF $96 MILLION – 4

Noninterest Income

Noninterest income was $182 million for the fourth quarter 2011, compared to $201 million for the third quarter 2011. The $19 million decrease was primarily due to decreases in net securities gains (losses) ($16 million) and card fees ($6 million), due primarily to the implementation of regulatory limits on debit card transaction processing fees, partially offset by an increase in deferred compensation asset returns ($5 million) (offset by an increase in deferred compensation plan costs in noninterest expenses).  Net securities gains (losses) in the third quarter 2011 reflected net gains of $12 million due primarily to the repositioning of the acquired Sterling investment securities portfolio, compared to a net loss of $4 million in the fourth quarter 2011 that resulted primarily from a $5 million charge related to a derivative contract tied to the conversion rate of Visa Class B shares.

Noninterest Expenses

Noninterest expenses totaled $478 million in the fourth quarter 2011, an increase of $18 million compared to $460 million in the third quarter 2011. The increase was primarily due to increases in deferred compensation plan costs ($5 million) (offset by an increase in deferred compensation asset returns in noninterest income), severance and related expenses ($5 million) and merger and restructuring charges ($4 million), as well as one additional month of Sterling expenses (approximately $8 million).

Credit Quality

“We continued to see steady improvement in credit trends in the fourth quarter,” said Babb.  “This was the 10th consecutive quarter of decline in net charge-offs, with a $17 million decrease.  The decline in net charge-offs was larger than expected, primarily the result of higher recoveries in the quarter. Other credit metrics were in line with expectations.  Nonperforming assets were under $1 billion for the first time since the fourth quarter of 2008.   The former Sterling loan portfolio has performed as expected. As a result of the overall improvements in credit quality, the provision for loan losses declined to $19 million.”

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COMERICA REPORTS FOURTH QUARTER 2011 NET INCOME OF $96 MILLION – 5

Credit Quality (continued)

(dollar amounts in millions)	4th Qtr ‘11	3rd Qtr ‘11	4th Qtr ‘10
Net credit-related charge-offs	$60	$77	$113
Net credit-related charge-offs/Average total loans	0.57%	0.77%	1.13%

Provision for loan losses	$19	$38	$57
Provision for credit losses on lending-related commitments	(1)	(3)	(3)
Total provision for credit losses	18	35	54

Nonperforming loans (a)	887	958	1,123
Nonperforming assets (NPAs) (a)	981	1,045	1,235
NPAs/Total loans and foreclosed property	2.29%	2.53%	3.06%

Loans past due 90 days or more and still accruing	$58	$81	$62

Allowance for loan losses	726	767	901
Allowance for credit losses on lending-related commitments (b)	26	27	35
Total allowance for credit losses	752	794	936

Allowance for loan losses/Total loans (c)	1.70%	1.86%	2.24%
Allowance for loan losses/Nonperforming loans	82	80	80

(a)	Excludes loans acquired with credit impairment.
(b)	Included in “Accrued expenses and other liabilities” on the consolidated balance sheets.
(c)	Reflects the impact of acquired loans, which were initially recorded at fair value, with no related allowance for loan losses.

•                  Net credit-related charge-offs decreased $17 million to $60 million in the fourth quarter 2011, from $77 million in the third quarter 2011. The decrease in net credit-related charge-offs primarily reflected decreases in Small Business Banking ($12 million), Middle Market ($11 million) and Commercial Real Estate ($7 million), partially offset by an increase in Technology and Life Sciences ($10 million).

•                  Internal watch list loans declined $502 million in the fourth quarter 2011, to $4.5 billion at December 31, 2011, and nonperforming assets decreased $64 million.

•                  During the fourth quarter 2011, $99 million of borrower relationships greater than $2 million were transferred to nonaccrual status, a decrease of $31 million from the third quarter 2011.  Of the transfers of borrower relationships greater than $2 million to nonaccrual in the fourth quarter 2011, $27 million were from Commercial Real Estate, $24 million were from Private Banking and $21 million were from Global Corporate Banking.

•                  Nonperforming loans decreased $71 million, compared to September 30, 2011, to $887 million, or 2.08 percent of total loans, at December 31, 2011.

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COMERICA REPORTS FOURTH QUARTER 2011 NET INCOME OF $96 MILLION – 6

Balance Sheet and Capital Management

Total assets and common shareholders’ equity were $61.0 billion and $6.9 billion, respectively, at December 31, 2011, compared to $60.9 billion and $7.0 billion, respectively, at September 30, 2011. There were approximately 197 million common shares outstanding at December 31, 2011. Comerica repurchased 1.6 million and 4.1 million shares of common stock in the open market in the fourth quarter and full-year 2011, respectively, under the share repurchase program.

Comerica’s tangible common equity ratio was 10.27 percent at December 31, 2011, a decrease of 16 basis points from September 30, 2011.  The estimated Tier 1 common capital ratio decreased 26 basis points, to 10.31 percent at December 31, 2011, from September 30, 2011.

Full-Year 2012 Outlook Compared to Full-Year 2011

For 2012, management expects the following, assuming a continuation of the current economic environment:

•                  Average loans increasing moderately.

•                  Net interest income increasing moderately.

•                  Net credit-related charge-offs declining and a relatively stable provision for credit losses.

•                  Noninterest income relatively stable.

•                  Noninterest expenses relatively stable.

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COMERICA REPORTS FOURTH QUARTER 2011 NET INCOME OF $96 MILLION – 7

Business Segments

Comerica’s operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank, and Wealth Management.  The Finance Division is also included as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at December 31, 2011 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses fourth quarter 2011 results compared to third quarter 2011.

The following table presents net income (loss) by business segment.

(dollar amounts in millions)	4th Qtr ‘11		3rd Qtr ‘11		4th Qtr ‘10
Business Bank	$201	94%	$179	86%	$174	117%
Retail Bank	10	4	19	9	(14)	(10)
Wealth Management	5	2	11	5	(10)	(7)
	216	100%	209	100%	150	100%
Finance	(95)		(91)		(60)
Other (a)	(25)		(20)		6
Total	$96		$98		$96

(a)	Includes discontinued operations and items not directly associated with the three major business segments or the Finance Division.

Business Bank

(dollar amounts in millions)	4th Qtr ‘11	3rd Qtr ‘11	4th Qtr ‘10
Net interest income (FTE)	$382	$363	$341
Provision for loan losses	(4)	20	8
Noninterest income	73	77	81
Noninterest expenses	161	162	158
Net income	201	179	174

Net credit-related charge-offs	32	40	73

Selected average balances:
Assets	32,150	30,608	30,489
Loans	31,257	29,955	29,947
Deposits	23,296	21,759	19,892

Net interest margin	4.83%	4.81%	4.51%

•                  Average loans increased $1.3 billion, primarily reflecting increases in Mortgage Banker Finance, Energy Lending, National Dealer Services, Technology and Life Sciences and Commercial Real Estate, partially offset by a decrease in Global Corporate Banking.

•                  Average deposits increased $1.5 billion, reflecting increases across most business lines, primarily Middle Market, Energy Lending, the Financial Services Division, Technology and Life Sciences and Global Corporate Banking.

•                  Net interest income of $382 million increased $19 million, primarily due to increases in loan and deposit balances as well as an increase in the benefit provided by accretion of the purchase discount on the acquired Sterling loan portfolio.

•                 The provision for loan losses decreased $24 million, primarily reflecting decreases in Middle Market and Commercial Real Estate, partially offset by an increase in Technology and Life Sciences.

•                  Noninterest income decreased $4 million, primarily due to a decrease in warrant income.

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COMERICA REPORTS FOURTH QUARTER 2011 NET INCOME OF $96 MILLION – 8

Retail Bank

(dollar amounts in millions)	4th Qtr ‘11	3rd Qtr ‘11	4th Qtr ‘10
Net interest income (FTE)	$176	$173	$134
Provision for loan losses	15	17	29
Noninterest income	35	47	43
Noninterest expenses	182	174	169
Net income (loss)	10	19	(14)

Net credit-related charge-offs	16	28	22

Selected average balances:
Assets	6,250	5,984	5,647
Loans	5,571	5,483	5,192
Deposits	20,715	19,792	17,271

Net interest margin	3.37%	3.46%	3.07%

•                  Average loans increased $88 million, primarily due to an increase in the Texas market, partially offset by declines in the Midwest and Western markets.

•                  Average deposits increased $923 million, primarily due to one additional month of Sterling in the fourth quarter.

•                  Net interest income of $176 million increased $3 million, primarily due to an increase in average loan and deposit balances, partially offset by a decrease in the accretion of the purchase discount on the acquired Sterling loan portfolio.

•                  The provision for loan losses decreased $2 million, primarily reflecting a decline in Small Business Banking, partially offset by an increase in Personal Banking.

•                  Noninterest income declined $12 million, primarily due to a decrease in card fees, reflecting the implementation of regulatory limits on debit card transaction processing fees, and a $5 million charge related to a derivative contract tied to the conversion rate of Visa Class B shares.

•                  Noninterest expenses increased $8 million, primarily due to one additional month of Sterling noninterest expense.

Wealth Management

(dollar amounts in millions)	4th Qtr ‘11	3rd Qtr ‘11	4th Qtr ‘10
Net interest income (FTE)	$46	$45	$42
Provision for loan losses	10	6	23
Noninterest income	55	56	59
Noninterest expenses	83	78	93
Net income (loss)	5	11	(10)

Net credit-related charge-offs	12	9	18

Selected average balances:
Assets	4,672	4,674	4,834
Loans	4,618	4,652	4,820
Deposits	3,400	3,198	2,730

Net interest margin	4.00%	3.85%	3.43%

•                  Average loans decreased $34 million.

•                  Average deposits increased $202 million, primarily reflecting increases in the Midwest, Western and Texas markets.

•                  Net interest income of $46 million increased $1 million, primarily due to an increase in average deposit balances.

•                  The provision for loan losses increased $4 million.

•                  Noninterest expenses increased $5 million, primarily due to an increase in other real estate expenses and a charge related to technology upgrades.

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COMERICA REPORTS FOURTH QUARTER 2011 NET INCOME OF $96 MILLION – 9

Geographic Market Segments

Comerica also provides market segment results for four primary geographic markets: Midwest, Western, Texas and Florida.  In addition to the four primary geographic markets, Other Markets and International are also reported as market segments.  The financial results below are based on methodologies in effect at December 31, 2011 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses fourth quarter 2011 results compared to third quarter 2011.

The following table presents net income (loss) by market segment.

(dollar amounts in millions)	4th Qtr ‘11		3rd Qtr ‘11		4th Qtr ‘10
Midwest	$53	25%	$59	28%	$35	23%
Western	65	30	50	24	41	28
Texas	55	26	64	30	16	11
Florida	(1)	(1)	1	1	1	—
Other Markets	32	15	23	11	48	32
International	12	5	12	6	9	6
	216	100%	209	100%	150	100%
Finance & Other Businesses (a)	(120)		(111)		(54)
Total	$96		$98		$96

(a) Includes discontinued operations and items not directly associated with the geographic markets.

Midwest Market

(dollar amounts in millions)	4th Qtr ‘11	3rd Qtr ‘11	4th Qtr ‘10
Net interest income (FTE)	$201	$199	$202
Provision for loan losses	20	21	46
Noninterest income	85	96	99
Noninterest expenses	185	183	201
Net income	53	59	35

Net credit-related charge-offs	32	33	52

Selected average balances:
Assets	13,980	14,123	14,506
Loans	13,725	13,873	14,219
Deposits	19,076	18,511	17,959

Net interest margin	4.18%	4.27%	4.45%

•                  Average loans decreased $148 million, as an increase in National Dealer Services was more than offset by declines in Small Business Banking, Middle Market, Global Corporate Banking and Personal Banking.

•                  Average deposits increased $565 million, primarily due to increases in the Financial Services Division and Middle Market.

•                  Net interest income increased $2 million, primarily due to an increase in average deposits.

•                 The provision for loan losses decreased $1 million, primarily reflecting a decrease in Middle Market, partially offset by increases in Commercial Real Estate, Small Business Banking, and Private Banking.

•                  Noninterest income decreased $11 million, primarily due to a decline in card fees and a $4 million charge related to a derivative contract tied to Visa Class B shares, as previously described in the Retail Bank section.

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COMERICA REPORTS FOURTH QUARTER 2011 NET INCOME OF $96 MILLION – 10

Western Market

(dollar amounts in millions)	4th Qtr ‘11	3rd Qtr ‘11	4th Qtr ‘10
Net interest income (FTE)	$170	$166	$158
Provision for loan losses	(12)	14	11
Noninterest income	33	32	35
Noninterest expenses	109	105	109
Net income	65	50	41

Net credit-related charge-offs	5	32	43

Selected average balances:
Assets	12,266	12,110	12,698
Loans	12,026	11,889	12,497
Deposits	13,671	12,975	12,448

Net interest margin	4.92%	5.06%	5.01%

•                  Average loans increased $137 million, primarily due to increases in Technology and Life Sciences and National Dealer Services, partially offset by a decrease in Middle Market.

•                  Average deposits increased $696 million, primarily reflecting increases in Middle Market, Technology and Life Sciences, Global Corporate Banking and Private Banking.

•                  Net interest income increased $4 million, primarily due to an increase in average deposits.

•                  The provision for loan losses decreased $26 million, primarily reflecting decreases in Small Business Banking, Commercial Real Estate and Middle Market.

•                  Noninterest expenses increased $4 million, primarily due to increases in salaries and benefits expenses and other real estate expenses.

Texas Market

(dollar amounts in millions)	4th Qtr ‘11	3rd Qtr ‘11	4th Qtr ‘10
Net interest income (FTE)	$158	$143	$80
Provision for loan losses	8	(7)	15
Noninterest income	26	29	27
Noninterest expenses	89	80	67
Net income	55	64	16

Net credit-related charge-offs	4	2	9

Selected average balances:
Assets	9,712	8,510	6,653
Loans	8,952	8,145	6,435
Deposits	10,333	8,865	5,557

Net interest margin	6.07%	6.40%	4.91%

•                  Average loans increased $807 million, primarily reflecting increases in Energy Lending, Small Business Banking, Commercial Real Estate and Middle Market, in part due to one additional month of Sterling in the fourth quarter.

•                  Average deposits increased $1.5 billion, primarily reflecting one additional month of Sterling.

•                  Net interest income increased $15 million, primarily due to one additional month of Sterling.

•                  The provision for loan losses increased $15 million, primarily reflecting increases in Middle Market and Small Business Banking.

•                  Noninterest income decreased $3 million, primarily due to a decrease in warrant income.

•                  Noninterest expenses increased $9 million, primarily due to one additional month of Sterling.

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COMERICA REPORTS FOURTH QUARTER 2011 NET INCOME OF $96 MILLION – 11

Florida Market

(dollar amounts in millions)	4th Qtr ‘11	3rd Qtr ‘11	4th Qtr ‘10
Net interest income (FTE)	$11	$11	$11
Provision for loan losses	4	2	4
Noninterest income	4	4	3
Noninterest expenses	13	11	9
Net income	(1)	1	1

Net credit-related charge-offs	7	5	7

Selected average balances:
Assets	1,435	1,450	1,587
Loans	1,457	1,477	1,612
Deposits	435	404	375

Net interest margin	2.89%	2.94%	2.64%

•                  Average loans decreased $20 million, as an increase in National Dealer Services was more than offset by decreases in Commercial Real Estate and Private Banking.

•                  The provision for loan losses increased $2 million, primarily reflecting an increase in Commercial Real Estate.

Conference Call and Webcast

Comerica will host a conference call to review fourth quarter and full-year 2011 financial results at 7 a.m. CT Friday, January 20, 2012. Interested parties may access the conference call by calling (800) 309-2262 or (706) 679-5261 (event ID No. 37433486). The call and supplemental financial information can also be accessed on the Internet at www.comerica.com.  A telephone replay will be available approximately two hours following the conference call through January 31, 2012. The conference call replay can be accessed by calling (855) 859-2056 or (404) 537-3406 (event ID No. 37433486). A replay of the Webcast can also be accessed via Comerica’s “Investor Relations” page at www.comerica.com.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: the Business Bank, the Retail Bank, and Wealth Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica’s results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconcilement to the comparable GAAP financial measure, can be found in this press release.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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COMERICA REPORTS FOURTH QUARTER 2011 NET INCOME OF $96 MILLION – 12

Forward-looking Statements

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “pending,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica’s management based on information known to Comerica’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica’s management for future or past operations, products or services, and forecasts of Comerica’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica’s management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica’s actual results could differ materially from those discussed.  Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions and related credit and market conditions; changes in trade, monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; adverse conditions in the capital markets; the interdependence of financial service companies; changes in regulation or oversight, including the effects of recently enacted legislation, actions taken by or proposed by the U.S. Treasury, the Board of Governors of the Federal Reserve System, the Texas Department of Banking and the Federal Deposit Insurance Corporation, legislation or regulations enacted in the future, and the impact and expiration of such legislation and regulatory actions; unfavorable developments concerning credit quality; the acquisition of Sterling Bancshares, Inc., or any future acquisitions; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries in which Comerica has a concentration of loans, including, but not limited to, the automotive production industry and the real estate business lines; the implementation of Comerica’s strategies and business models, including the anticipated performance of any new banking centers and the implementation of revenue enhancements and efficiency improvements; Comerica’s ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties or information security problems; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; the entry of new competitors in Comerica’s markets; changes in customer borrowing, repayment, investment and deposit practices; management’s ability to maintain and expand customer relationships; management’s ability to retain key officers and employees; the impact of legal and regulatory proceedings; the effectiveness of methods of reducing risk exposures; the effects of war and other armed conflicts or acts of terrorism and the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 16 of Comerica’s Annual Report on Form 10-K for the year ended December 31, 2010, “Item 1A. Risk Factors” beginning on page 65 of Comerica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, “Item 1A. Risk Factors” beginning on page 74 of Comerica’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and “Item 1A. Risk Factors” beginning on page 81 of Comerica’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Brittany L. Butler
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
(in millions, except per share data)	2011	2011	2010	2011	2010
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income	$0.48	$0.51	$0.53	$2.09	$0.88
Cash dividends declared	0.10	0.10	0.10	0.40	0.25
Common shareholders’ equity (at period end)	34.80	34.94	32.82

Average diluted shares (in thousands)	196,729	191,634	178,266	186,168	173,026

KEY RATIOS
Return on average common shareholders’ equity	5.51%	5.91%	6.53%	6.18%	2.74%
Return on average assets	0.63	0.67	0.71	0.69	0.50
Tier 1 common capital ratio (a) (b)	10.31	10.57	10.13
Tier 1 risk-based capital ratio (b)	10.35	10.65	10.13
Total risk-based capital ratio (b)	14.18	14.84	14.54
Leverage ratio (b)	10.92	11.41	11.26
Tangible common equity ratio (a)	10.27	10.43	10.54

AVERAGE BALANCES
Commercial loans	$23,515	$22,127	$21,464	$22,208	$21,090
Real estate construction loans:
Commercial Real Estate business line (c)	1,189	1,291	1,944	1,429	2,404
Other business lines (d)	430	408	427	414	435
Total real estate construction loans	1,619	1,699	2,371	1,843	2,839
Commercial mortgage loans:
Commercial Real Estate business line (c)	2,552	2,415	2,016	2,217	2,000
Other business lines (d)	7,836	7,860	7,949	7,808	8,244
Total commercial mortgage loans	10,388	10,275	9,965	10,025	10,244
Residential mortgage loans	1,591	1,606	1,600	1,580	1,607
Consumer loans	2,294	2,292	2,367	2,278	2,429
Lease financing	919	936	1,044	950	1,086
International loans	1,128	1,163	1,188	1,191	1,222
Total loans	41,454	40,098	39,999	40,075	40,517

Earning assets	55,676	53,243	49,102	52,121	51,004
Total assets	61,045	58,238	53,756	56,917	55,553
Noninterest-bearing deposits	19,176	17,511	15,607	16,994	15,094
Interest-bearing deposits	28,603	27,587	24,749	26,768	24,392
Total deposits	47,779	45,098	40,356	43,762	39,486
Common shareholders’ equity	6,947	6,633	5,870	6,351	5,625
Total shareholders’ equity	6,947	6,633	5,870	6,351	6,068

NET INTEREST INCOME
Net interest income (fully taxable equivalent basis)	$445	$424	$406	$1,657	$1,651
Fully taxable equivalent adjustment	1	1	1	4	5
Net interest margin (fully taxable equivalent basis)	3.19%	3.18%	3.29%	3.19%	3.24%

CREDIT QUALITY
Nonaccrual loans	$860	$929	$1,080
Reduced-rate loans	27	29	43
Total nonperforming loans (e)	887	958	1,123
Foreclosed property	94	87	112
Total nonperforming assets (e)	981	1,045	1,235

Loans past due 90 days or more and still accruing	58	81	62

Gross loan charge-offs	85	90	140	$423	$627
Loan recoveries	25	13	27	95	63
Net loan charge-offs	60	77	113	328	564
Lending-related commitment charge-offs	—	—	—	—	—
Total net credit-related charge-offs	60	77	113	328	564

Allowance for loan losses	726	767	901
Allowance for credit losses on lending-related commitments	26	27	35
Total allowance for credit losses	752	794	936

Allowance for loan losses as a percentage of total loans (f)	1.70%	1.86%	2.24%
Net loan charge-offs as a percentage of average total loans	0.57	0.77	1.13	0.82%	1.39%
Net credit-related charge-offs as a percentage of average total loans	0.57	0.77	1.13	0.82	1.39
Nonperforming assets as a percentage of total loans and foreclosed property (e)	2.29	2.53	3.06
Allowance for loan losses as a percentage of total nonperforming loans	82	80	80

(a) See Reconciliation of Non-GAAP Financial Measures.

(b) December 31, 2011 ratios are estimated.

(c) Primarily loans to real estate investors and developers.

(d) Primarily loans secured by owner-occupied real estate.

(e) Excludes loans acquired with credit-impairment.

(f) Reflects the impact of acquired loans, which were initially recorded at fair value with no related allowance for loan losses.

CONSOLIDATED BALANCE SHEETS

Comerica Incorporated and Subsidiaries

	December 31,	September 30,	December 31,
(in millions, except share data)	2011	2011	2010
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$982	$981	$668

Interest-bearing deposits with banks	2,574	4,217	1,415
Other short-term investments	149	137	141

Investment securities available-for-sale	10,104	9,732	7,560

Commercial loans	24,996	23,113	22,145
Real estate construction loans	1,533	1,648	2,253
Commercial mortgage loans	10,264	10,539	9,767
Residential mortgage loans	1,526	1,643	1,619
Consumer loans	2,285	2,309	2,311
Lease financing	905	927	1,009
International loans	1,170	1,046	1,132
Total loans	42,679	41,225	40,236
Less allowance for loan losses	(726)	(767)	(901)
Net loans	41,953	40,458	39,335

Premises and equipment	675	685	630
Customers’ liability on acceptances outstanding	22	8	9
Accrued income and other assets	4,549	4,670	3,909
Total assets	$61,008	$60,888	$53,667

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$19,764	$19,116	$15,538

Money market and NOW deposits	20,311	20,237	17,622
Savings deposits	1,524	1,771	1,397
Customer certificates of deposit	5,808	5,980	5,482
Other time deposits	—	45	—
Foreign office time deposits	348	303	432
Total interest-bearing deposits	27,991	28,336	24,933
Total deposits	47,755	47,452	40,471

Short-term borrowings	70	164	130
Acceptances outstanding	22	8	9
Accrued expenses and other liabilities	1,349	1,304	1,126
Medium- and long-term debt	4,944	5,009	6,138
Total liabilities	54,140	53,937	47,874

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares at 12/31/11 and 9/30/11, and 203,878,110 shares at 12/31/10	1,141	1,141	1,019
Capital surplus	2,170	2,162	1,481
Accumulated other comprehensive loss	(356)	(230)	(389)
Retained earnings	5,546	5,471	5,247
Less cost of common stock in treasury - 30,831,076 shares at 12/31/11, 29,238,425 shares at 9/30/11 and 27,342,518 shares at 12/31/10	(1,633)	(1,593)	(1,565)
Total shareholders’ equity	6,868	6,951	5,793
Total liabilities and shareholders’ equity	$61,008	$60,888	$53,667

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions, except per share data)	2011	2010	2011	2010

INTEREST INCOME
Interest and fees on loans	$415	$394	$1,564	$1,617
Interest on investment securities	63	49	233	226
Interest on short-term investments	3	2	12	10
Total interest income	481	445	1,809	1,853

INTEREST EXPENSE
Interest on deposits	21	24	90	115
Interest on short-term borrowings	—	1	—	1
Interest on medium- and long-term debt	16	15	66	91
Total interest expense	37	40	156	207
Net interest income	444	405	1,653	1,646
Provision for loan losses	19	57	153	480
Net interest income after provision for loan losses	425	348	1,500	1,166

NONINTEREST INCOME
Service charges on deposit accounts	52	49	208	208
Fiduciary income	36	39	151	154
Commercial lending fees	23	29	87	95
Letter of credit fees	18	20	73	76
Card fees	11	15	58	58
Foreign exchange income	10	11	40	39
Bank-owned life insurance	10	14	37	40
Brokerage fees	5	7	22	25
Net securities gains (losses)	(4)	—	14	3
Other noninterest income	21	31	102	91
Total noninterest income	182	215	792	789

NONINTEREST EXPENSES
Salaries	205	205	770	740
Employee benefits	52	43	205	179
Total salaries and employee benefits	257	248	975	919
Net occupancy expense	47	42	169	162
Equipment expense	17	16	66	63
Outside processing fee expense	27	27	101	96
Software expense	23	23	88	89
Merger and restructuring charges	37	—	75	—
FDIC insurance expense	8	15	43	62
Legal fees	14	9	43	35
Advertising expense	7	8	28	30
Other real estate expense	3	5	22	29
Litigation and operational losses	1	6	17	11
Provision for credit losses on lending-related commitments	(1)	(3)	(9)	(2)
Other noninterest expenses	38	41	144	146
Total noninterest expenses	478	437	1,762	1,640
Income from continuing operations before income taxes	129	126	530	315
Provision for income taxes	33	30	137	55
Income from continuing operations	96	96	393	260
Income from discontinued operations, net of tax	—	—	—	17
NET INCOME	96	96	393	277
Less:
Preferred stock dividends	—	—	—	123
Income allocated to participating securities	1	1	4	1
Net income attributable to common shares	$95	$95	$389	$153

Basic earnings per common share:
Income from continuing operations	$0.48	$0.54	$2.11	$0.79
Net income	0.48	0.54	2.11	0.90

Diluted earnings per common share:
Income from continuing operations	0.48	0.53	2.09	0.78
Net income	0.48	0.53	2.09	0.88

Cash dividends declared on common stock	20	18	75	44
Cash dividends declared per common share	0.10	0.10	0.40	0.25

CONSOLIDATED QUARTERLY STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Fourth	Third	Second	First	Fourth	Fourth Quarter 2011 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	Third Quarter 2011		Fourth Quarter 2010
(in millions, except per share data)	2011	2011	2011	2011	2010	Amount	Percent	Amount	Percent

INTEREST INCOME
Interest and fees on loans	$415	$405	$369	$375	$394	$10	3%	$21	5%
Interest on investment securities	63	54	59	57	49	9	16	14	27
Interest on short-term investments	3	4	3	2	2	(1)	(7)	1	N/M
Total interest income	481	463	431	434	445	18	4	36	8

INTEREST EXPENSE
Interest on deposits	21	24	23	22	24	(3)	(10)	(3)	(16)
Interest on short-term borrowings	—	—	—	—	1	—	(34)	(1)	(78)
Interest on medium- and long-term debt	16	16	17	17	15	—	2	1	2
Total interest expense	37	40	40	39	40	(3)	(5)	(3)	(9)
Net interest income	444	423	391	395	405	21	5	39	10
Provision for loan losses	19	38	47	49	57	(19)	(50)	(38)	(67)
Net interest income after provision for loan losses	425	385	344	346	348	40	10	77	22

NONINTEREST INCOME
Service charges on deposit accounts	52	53	51	52	49	(1)	(3)	3	6
Fiduciary income	36	37	39	39	39	(1)	(2)	(3)	(7)
Commercial lending fees	23	22	21	21	29	1	10	(6)	(20)
Letter of credit fees	18	19	18	18	20	(1)	(2)	(2)	(9)
Card fees	11	17	15	15	15	(6)	(32)	(4)	(26)
Foreign exchange income	10	11	10	9	11	(1)	(3)	(1)	(1)
Bank-owned life insurance	10	10	9	8	14	—	2	(4)	(31)
Brokerage fees	5	5	6	6	7	—	(11)	(2)	(28)
Net securities gains (losses)	(4)	12	4	2	—	(16)	N/M	(4)	N/M
Other noninterest income	21	15	29	37	31	6	34	(10)	(31)
Total noninterest income	182	201	202	207	215	(19)	(9)	(33)	(15)

NONINTEREST EXPENSES
Salaries	205	192	185	188	205	13	7	—	—
Employee benefits	52	53	50	50	43	(1)	(1)	9	20
Total salaries and employee benefits	257	245	235	238	248	12	5	9	4
Net occupancy expense	47	44	38	40	42	3	8	5	13
Equipment expense	17	17	17	15	16	—	5	1	8
Outside processing fee expense	27	25	25	24	27	2	5	—	(1)
Software expense	23	22	20	23	23	1	4	—	(6)
Merger and restructuring charges	37	33	5	—	—	4	12	37	N/M
FDIC insurance expense	8	8	12	15	15	—	18	(7)	(40)
Legal fees	14	12	8	9	9	2	16	5	59
Advertising expense	7	7	7	7	8	—	(2)	(1)	(10)
Other real estate expense	3	5	6	8	5	(2)	(45)	(2)	(33)
Litigation and operational losses	1	8	5	3	6	(7)	(89)	(5)	(84)
Provision for credit losses on lending-related commitments	(1)	(3)	(2)	(3)	(3)	2	57	2	66
Other noninterest expenses	38	37	33	36	41	1	3	(3)	(7)
Total noninterest expenses	478	460	409	415	437	18	4	41	10
Income before income taxes	129	126	137	138	126	3	3	3	3
Provision for income taxes	33	28	41	35	30	5	21	3	12
NET INCOME	96	98	96	103	96	(2)	(2)	—	—
Less:
Income allocated to participating securities	1	1	1	1	1	—	(7)	—	(11)
Net income attributable to common shares	$95	$97	$95	$102	$95	$(2)	(2)%	$—	—%

Earnings per common share:
Basic	$0.48	$0.51	$0.54	$0.58	$0.54	$(0.03)	(6)%	$(0.06)	(11)%
Diluted	0.48	0.51	0.53	0.57	0.53	(0.03)	(6)	(0.05)	(9)

Cash dividends declared on common stock	20	20	18	17	18	—	—	2	12
Cash dividends declared per common share	0.10	0.10	0.10	0.10	0.10	—	—	—	—

N/M - Not meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)

Comerica Incorporated and Subsidiaries

	2011				2010
(in millions)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Balance at beginning of period	$767	$806	$849	$901	$957

Loan charge-offs:
Commercial	28	33	66	65	43
Real estate construction:
Commercial Real Estate business line (a)	4	11	12	8	34
Other business lines (b)	1	—	—	1	—
Total real estate construction	5	11	12	9	34
Commercial mortgage:
Commercial Real Estate business line (a)	17	12	8	9	9
Other business lines (b)	24	21	23	25	34
Total commercial mortgage	41	33	31	34	43
Residential mortgage	2	4	7	2	5
Consumer	7	9	9	8	15
Lease financing	—	—	—	—	—
International	2	—	—	5	—
Total loan charge-offs	85	90	125	123	140

Recoveries on loans previously charged-off:
Commercial	11	5	13	4	7
Real estate construction	4	3	5	2	3
Commercial mortgage	9	3	5	9	10
Residential mortgage	—	1	1	—	1
Consumer	1	1	1	1	2
Lease financing	—	—	6	5	4
International	—	—	4	1	—
Total recoveries	25	13	35	22	27
Net loan charge-offs	60	77	90	101	113
Provision for loan losses	19	38	47	49	57
Balance at end of period	$726	$767	$806	$849	$901

Allowance for loan losses as a percentage of total loans (c)	1.70%	1.86%	2.06%	2.17%	2.24%

Net loan charge-offs as a percentage of average total loans	0.57	0.77	0.92	1.03	1.13

Net credit-related charge-offs as a percentage of average total loans	0.57	0.77	0.92	1.03	1.13

(a) Primarily charge-offs of loans to real estate investors and developers.

(b) Primarily charge-offs of loans secured by owner-occupied real estate.

(c) Reflects the impact of acquired loans, which were initially recorded at fair value with no related allowance for loan losses.

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)

Comerica Incorporated and Subsidiaries

	2011				2010
(in millions)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Balance at beginning of period	$27	$30	$32	$35	$38
Add: Provision for credit losses on lending-related commitments	(1)	(3)	(2)	(3)	(3)
Balance at end of period	$26	$27	$30	$32	$35

Unfunded lending-related commitments sold	$—	$—	$3	$2	$—

NONPERFORMING ASSETS (unaudited)

Comerica Incorporated and Subsidiaries

	2011				2010
(in millions)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Business loans:
Commercial	$237	$258	$261	$226	$252
Real estate construction:
Commercial Real Estate business line (a)	93	109	137	195	259
Other business lines (b)	8	3	2	3	4
Total real estate construction	101	112	139	198	263
Commercial mortgage:
Commercial Real Estate business line (a)	159	198	186	197	181
Other business lines (b)	268	275	269	293	302
Total commercial mortgage	427	473	455	490	483
Lease financing	5	5	6	7	7
International	8	7	7	4	2
Total nonaccrual business loans	778	855	868	925	1,007
Retail loans:
Residential mortgage	71	65	60	58	55
Consumer:
Home equity	5	4	4	6	5
Other consumer	6	5	9	7	13
Total consumer	11	9	13	13	18
Total nonaccrual retail loans	82	74	73	71	73
Total nonaccrual loans	860	929	941	996	1,080
Reduced-rate loans	27	29	33	34	43
Total nonperforming loans (c)	887	958	974	1,030	1,123
Foreclosed property	94	87	70	74	112
Total nonperforming assets (c)	$981	$1,045	$1,044	$1,104	$1,235

Nonperforming loans as a percentage of total loans	2.08%	2.32%	2.49%	2.63%	2.79%
Nonperforming assets as a percentage of total loans and foreclosed property	2.29	2.53	2.66	2.81	3.06
Allowance for loan losses as a percentage of total nonperforming loans	82	80	83	82	80
Loans past due 90 days or more and still accruing	$58	$81	$64	$72	$62

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$929	$941	$996	$1,080	$1,163
Loans transferred to nonaccrual (d)	99	130	150	149	173
Nonaccrual business loan gross charge-offs (e)	(76)	(76)	(109)	(111)	(120)
Loans transferred to accrual status (d)	—	(15)	—	(4)	(4)
Nonaccrual business loans sold (f)	(19)	(15)	(9)	(60)	(41)
Payments/Other (g)	(73)	(36)	(87)	(58)	(91)
Nonaccrual loans at end of period	$860	$929	$941	$996	$1,080

(a)	Primarily loans to real estate investors and developers.
(b)	Primarily loans secured by owner-occupied real estate.
(c)	Excludes loans acquired with credit impairment.
(d)	Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(e)	Analysis of gross loan charge-offs:

Nonaccrual business loans	$76	$76	$109	$111	$120
Performing watch list loans	—	1	—	2	—
Consumer and residential mortgage loans	9	13	16	10	20
Total gross loan charge-offs	$85	$90	$125	$123	$140

(f)	Analysis of loans sold:

Nonaccrual business loans	$19	$15	$9	$60	$41
Performing watch list loans	—	16	6	35	29
Total loans sold	$19	$31	$15	$95	$70

(g)

Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE)

Comerica Incorporated and Subsidiaries

	Years Ended
	December 31, 2011			December 31, 2010
	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$22,208	$819	3.69%	$21,090	$820	3.89%
Real estate construction loans	1,843	81	4.37	2,839	90	3.17
Commercial mortgage loans	10,025	424	4.23	10,244	421	4.10
Residential mortgage loans	1,580	83	5.27	1,607	85	5.30
Consumer loans	2,278	80	3.50	2,429	86	3.54
Lease financing	950	33	3.51	1,086	42	3.88
International loans	1,191	46	3.83	1,222	48	3.94
Business loan swap income	—	—	—	—	28	—
Total loans (a)	40,075	1,566	3.91	40,517	1,620	4.00

Auction-rate securities available-for-sale	479	4	0.72	745	8	1.01
Other investment securities available-for-sale	7,692	231	3.06	6,419	220	3.51
Total investment securities available-for-sale	8,171	235	2.91	7,164	228	3.24

Federal funds sold and securities purchased under agreements to resell	5	—	0.32	6	—	0.36
Interest-bearing deposits with banks (b)	3,741	9	0.24	3,191	8	0.25
Other short-term investments	129	3	2.17	126	2	1.58
Total earning assets	52,121	1,813	3.49	51,004	1,858	3.65

Cash and due from banks	921			825
Allowance for loan losses	(838)			(1,019)
Accrued income and other assets	4,713			4,743
Total assets	$56,917			$55,553

Money market and NOW deposits	$19,088	47	0.25	$16,355	51	0.31
Savings deposits	1,550	2	0.11	1,394	1	0.08
Customer certificates of deposit	5,719	39	0.68	5,875	53	0.90
Total interest-bearing core deposits	26,357	88	0.33	23,624	105	0.44
Other time deposits	23	—	0.42	306	9	3.04
Foreign office time deposits	388	2	0.48	462	1	0.31
Total interest-bearing deposits	26,768	90	0.33	24,392	115	0.47

Short-term borrowings	138	—	0.13	216	1	0.25
Medium- and long-term debt	5,519	66	1.20	8,684	91	1.05
Total interest-bearing sources	32,425	156	0.48	33,292	207	0.62

Noninterest-bearing deposits	16,994			15,094
Accrued expenses and other liabilities	1,147			1,099
Total shareholders’ equity	6,351			6,068
Total liabilities and shareholders’ equity	$56,917			$55,553

Net interest income/rate spread (FTE)		$1,657	3.01		$1,651	3.03

FTE adjustment		$4			$5

Impact of net noninterest-bearing sources of funds			0.18			0.21
Net interest margin (as a percentage of average earning assets) (FTE) (a) (b)			3.19%			3.24%

(a)	Accretion of the purchase discount on the acquired loan portfolio of $53 million increased the net interest margin by 10 basis points in 2011.
(b)	Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 22 basis points and 20 basis points in 2011 and 2010, respectively.

ANALYSIS OF NET INTEREST INCOME (FTE)

Comerica Incorporated and Subsidiaries

	Three Months Ended
	December 31, 2011			September 30, 2011			December 31, 2010
(dollar amounts in millions)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

Commercial loans	$23,515	$216	3.64%	$22,127	$207	3.70%	$21,464	$206	3.80%
Real estate construction loans	1,619	21	5.26	1,699	23	5.28	2,371	21	3.50
Commercial mortgage loans	10,388	119	4.54	10,275	115	4.42	9,965	100	3.97
Residential mortgage loans	1,591	20	5.06	1,606	21	5.30	1,600	20	5.11
Consumer loans	2,294	21	3.58	2,292	20	3.56	2,367	21	3.50
Lease financing	919	8	3.44	936	8	3.46	1,044	11	4.36
International loans	1,128	10	3.63	1,163	11	4.01	1,188	11	3.86
Business loan swap income	—	—	—	—	—	—	—	4	—
Total loans (a)	41,454	415	3.98	40,098	405	4.01	39,999	394	3.92

Auction-rate securities available-for-sale	426	1	0.64	437	1	0.63	617	2	0.92
Other investment securities available-for-sale	9,355	62	2.74	7,721	54	2.87	6,495	48	3.07
Total investment securities available-for-sale	9,781	63	2.64	8,158	55	2.74	7,112	50	2.87

Federal funds sold and securities purchased under agreements to resell	15	—	0.32	—	—	0.44	8	—	0.32
Interest-bearing deposits with banks (b)	4,293	3	0.24	4,851	3	0.23	1,856	1	0.25
Other short-term investments	133	1	2.26	136	1	2.30	127	1	1.40
Total earning assets	55,676	482	3.45	53,243	464	3.47	49,102	446	3.62

Cash and due from banks	959			969			871
Allowance for loan losses	(773)			(814)			(979)
Accrued income and other assets	5,183			4,840			4,762
Total assets	$61,045			$58,238			$53,756

Money market and NOW deposits	$20,716	$12	0.21	$19,595	$13	0.25	$17,302	$13	0.29
Savings deposits	1,652	—	0.12	1,659	—	0.14	1,385	—	0.09
Customer certificates of deposit	5,872	9	0.60	5,878	10	0.66	5,602	11	0.80
Total interest-bearing core deposits	28,240	21	0.29	27,132	23	0.33	24,289	24	0.39
Other time deposits	14	—	0.63	76	—	0.38	—	—	—
Foreign office time deposits	349	—	0.39	379	1	0.52	460	—	0.45
Total interest-bearing deposits	28,603	21	0.29	27,587	24	0.33	24,749	24	0.40

Short-term borrowings	142	—	0.07	204	—	0.08	174	1	0.27
Medium- and long-term debt	4,976	16	1.30	5,168	16	1.23	6,201	15	1.02
Total interest-bearing sources	33,721	37	0.44	32,959	40	0.47	31,124	40	0.52

Noninterest-bearing deposits	19,176			17,511			15,607
Accrued expenses and other liabilities	1,201			1,135			1,155
Total shareholders’ equity	6,947			6,633			5,870
Total liabilities and shareholders’ equity	$61,045			$58,238			$53,756

Net interest income/rate spread (FTE)		$445	3.01		$424	3.00		$406	3.10
FTE adjustment		$1			$1			$1

Impact of net noninterest-bearing sources of funds			0.18			0.18			0.19
Net interest margin (as a percentage of average earning assets) (FTE) (a) (b)			3.19%			3.18%			3.29%

(a)    Accretion of the purchase discount on the acquired loan portfolio of $26 million in the fourth quarter and $27 million in the third quarter of 2011 increased the net interest margin by 19 basis points and by 20 basis points in the fourth and third quarters of 2011, respectively.

(b)   Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 24 basis points and by 29 basis points in the fourth and third quarters of 2011, respectively, and by 12 basis points in the fourth quarter of 2010.

CONSOLIDATED STATISTICAL DATA (unaudited)

Comerica Incorporated and Subsidiaries

	December 31,	September 30,	June 30,	March 31,	December 31,
(in millions, except per share data)	2011	2011	2011	2011	2010

Commercial loans:
Floor plan	$1,822	$1,209	$1,478	$1,893	$2,017
Other	23,174	21,904	20,574	19,467	20,128
Total commercial loans	24,996	23,113	22,052	21,360	22,145
Real estate construction loans:
Commercial Real Estate business line (a)	1,103	1,226	1,343	1,606	1,826
Other business lines (b)	430	422	385	417	427
Total real estate construction loans	1,533	1,648	1,728	2,023	2,253
Commercial mortgage loans:
Commercial Real Estate business line (a)	2,507	2,602	1,930	1,918	1,937
Other business lines (b)	7,757	7,937	7,649	7,779	7,830
Total commercial mortgage loans	10,264	10,539	9,579	9,697	9,767
Residential mortgage loans	1,526	1,643	1,491	1,550	1,619
Consumer loans:
Home equity	1,655	1,683	1,622	1,661	1,704
Other consumer	630	626	610	601	607
Total consumer loans	2,285	2,309	2,232	2,262	2,311
Lease financing	905	927	949	958	1,009
International loans	1,170	1,046	1,162	1,326	1,132
Total loans	$42,679	$41,225	$39,193	$39,176	$40,236

Goodwill	$635	$635	$150	$150	$150
Core deposit intangible	29	32	—	—	—
Loan servicing rights	3	3	4	4	5

Tier 1 common capital ratio (c) (d)	10.31%	10.57%	10.53%	10.35%	10.13%
Tier 1 risk-based capital ratio (d)	10.35	10.65	10.53	10.35	10.13
Total risk-based capital ratio (d)	14.18	14.84	14.80	14.80	14.54
Leverage ratio (d)	10.92	11.41	11.40	11.37	11.26
Tangible common equity ratio (c)	10.27	10.43	10.90	10.43	10.54

Book value per common share	$34.80	$34.94	$34.15	$33.25	$32.82
Market value per share for the quarter:
High	27.37	35.79	39.00	43.53	43.44
Low	21.53	21.48	33.08	36.20	34.43
Close	25.80	22.97	34.57	36.72	42.24

Quarterly ratios:
Return on average common shareholders’ equity	5.51%	5.91%	6.41%	7.08%	6.53%
Return on average assets	0.63	0.67	0.70	0.77	0.71
Efficiency ratio	75.78	75.11	69.33	69.05	70.38

Number of banking centers	494	502	446	445	444

Number of employees - full time equivalent	9,397	9,701	8,915	8,955	9,001

(a) Primarily loans to real estate investors and developers.

(b) Primarily loans secured by owner-occupied real estate.

(c) See Reconciliation of Non-GAAP Financial Measures.

(d) December 31, 2011 ratios are estimated.

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)

Comerica Incorporated

	December 31,	September 30,	December 31,
(in millions, except share data)	2011	2011	2010

ASSETS
Cash and due from subsidiary bank	$7	$3	$—
Short-term investments with subsidiary bank	411	440	327
Other short-term investments	90	86	86
Investment in subsidiaries, principally banks	7,011	7,098	5,957
Premises and equipment	4	3	4
Other assets	177	189	181
Total assets	$7,700	$7,819	$6,555

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medium- and long-term debt	$666	$722	$635
Other liabilities	166	146	127
Total liabilities	832	868	762

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares at 12/31/11 and 9/30/11, and 203,878,110 shares at 12/31/10	1,141	1,141	1,019
Capital surplus	2,170	2,162	1,481
Accumulated other comprehensive loss	(356)	(230)	(389)
Retained earnings	5,546	5,471	5,247
Less cost of common stock in treasury - 30,831,076 shares at 12/31/11, 29,238,425 shares at 9/30/11, and 27,342,518 shares at 12/31/10	(1,633)	(1,593)	(1,565)
Total shareholders’ equity	6,868	6,951	5,793
Total liabilities and shareholders’ equity	$7,700	$7,819	$6,555

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (unaudited)

Comerica Incorporated and Subsidiaries

		Common Stock			Accumulated Other			Total
(in millions, except per share data)	Preferred Stock	Shares Outstanding	Amount	Capital Surplus	Comprehensive Loss	Retained Earnings	Treasury Stock	Shareholders’ Equity

BALANCE AT DECEMBER 31, 2009	$2,151	151.2	$894	$740	$(336)	$5,161	$(1,581)	$7,029
Net income	—	—	—	—	—	277	—	277
Other comprehensive loss, net of tax	—	—	—	—	(53)	—	—	(53)
Total comprehensive income								224
Cash dividends declared on preferred stock	—	—	—	—	—	(38)	—	(38)
Cash dividends declared on common stock ($0.25 per share)	—	—	—	—	—	(44)	—	(44)
Purchase of common stock	—	(0.1)	—	—	—	—	(4)	(4)
Issuance of common stock	—	25.1	125	724	—	—	—	849
Redemption of preferred stock	(2,250)	—	—	—	—	—	—	(2,250)
Redemption discount accretion on preferred stock	94	—	—	—	—	(94)	—	—
Accretion of discount on preferred stock	5	—	—	—	—	(5)	—	—
Net issuance of common stock under employee stock plans	—	0.3	—	(11)	—	(10)	19	(2)
Share-based compensation	—	—	—	32	—	—	—	32
Other	—	—	—	(4)	—	—	1	(3)
BALANCE AT DECEMBER 31, 2010	$—	176.5	$1,019	$1,481	$(389)	$5,247	$(1,565)	$5,793
Net income	—	—	—	—	—	393	—	393
Other comprehensive income, net of tax	—	—	—	—	33	—	—	33
Total comprehensive income								426
Cash dividends declared on common stock ($0.40 per share)	—	—	—	—	—	(75)	—	(75)
Purchase of common stock	—	(4.3)	—	—	—	—	(116)	(116)
Acquisition of Sterling Bancshares, Inc.	—	24.3	122	681	—	—	—	803
Net issuance of common stock under employee stock plans	—	0.8	—	(29)	—	(19)	48	—
Share-based compensation	—	—	—	37	—	—	—	37
BALANCE AT DECEMBER 31, 2011	$—	197.3	$1,141	$2,170	$(356)	$5,546	$(1,633)	$6,868

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

(dollar amounts in millions)	Business	Retail	Wealth
Three Months Ended December 31, 2011	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$382	$176	$46	$(168)	$9	$445
Provision for loan losses	(4)	15	10	—	(2)	19
Noninterest income	73	35	55	16	3	182
Noninterest expenses	161	182	83	3	49	478
Provision (benefit) for income taxes (FTE)	97	4	3	(60)	(10)	34
Net income (loss)	$201	$10	$5	$(95)	$(25)	$96
Net credit-related charge-offs	$32	$16	$12	$—	$—	$60

Selected average balances:
Assets	$32,150	$6,250	$4,672	$11,926	$6,047	$61,045
Loans	31,257	5,571	4,618	3	5	41,454
Deposits	23,296	20,715	3,400	200	168	47,779

Statistical data:
Return on average assets (a)	2.50%	0.18%	0.45%	N/M	N/M	0.63%
Net interest margin (b)	4.83	3.37	4.00	N/M	N/M	3.19
Efficiency ratio	35.55	84.36	82.12	N/M	N/M	75.78

	Business	Retail	Wealth
Three Months Ended September 30, 2011	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$363	$173	$45	$(167)	$10	$424
Provision for loan losses	20	17	6	—	(5)	38
Noninterest income	77	47	56	25	(4)	201
Noninterest expenses	162	174	78	3	43	460
Provision (benefit) for income taxes (FTE)	79	10	6	(54)	(12)	29
Net income (loss)	$179	$19	$11	$(91)	$(20)	$98
Net credit-related charge-offs	$40	$28	$9	$—	$—	$77

Selected average balances:
Assets	$30,608	$5,984	$4,674	$10,177	$6,795	$58,238
Loans	29,955	5,483	4,652	2	6	40,098
Deposits	21,759	19,792	3,198	236	113	45,098

Statistical data:
Return on average assets (a)	2.34%	0.38%	0.95%	N/M	N/M	0.67%
Net interest margin (b)	4.81	3.46	3.85	N/M	N/M	3.18
Efficiency ratio	36.91	79.11	78.00	N/M	N/M	75.11

	Business	Retail	Wealth
Three Months Ended December 31, 2010	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$341	$134	$42	$(111)	$—	$406
Provision for loan losses	8	29	23	—	(3)	57
Noninterest income	81	43	59	23	9	215
Noninterest expenses	158	169	93	12	5	437
Provision (benefit) for income taxes (FTE)	82	(7)	(5)	(40)	1	31
Net income (loss)	$174	$(14)	$(10)	$(60)	$6	$96
Net credit-related charge-offs	$73	$22	$18	$—	$—	$113

Selected average balances:
Assets	$30,489	$5,647	$4,834	$9,228	$3,558	$53,756
Loans	29,947	5,192	4,820	28	12	39,999
Deposits	19,892	17,271	2,730	310	153	40,356

Statistical data:
Return on average assets (a)	2.29%	(0.32)%	(0.82)%	N/M	N/M	0.71%
Net interest margin (b)	4.51	3.07	3.43	N/M	N/M	3.29
Efficiency ratio	37.25	95.17	92.86	N/M	N/M	70.38

(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE - Fully Taxable Equivalent

N/M - Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

							Finance
(dollar amounts in millions)					Other		& Other
Three Months Ended December 31, 2011	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$201	$170	$158	$11	$46	$18	$(159)	$445
Provision for loan losses	20	(12)	8	4	—	1	(2)	19
Noninterest income	85	33	26	4	7	8	19	182
Noninterest expenses	185	109	89	13	23	7	52	478
Provision (benefit) for income taxes (FTE)	28	41	32	(1)	(2)	6	(70)	34
Net income (loss)	$53	$65	$55	$(1)	$32	$12	$(120)	$96
Net credit-related charge-offs	$32	$5	$4	$7	$10	$2	$—	$60

Selected average balances:
Assets	$13,980	$12,266	$9,712	$1,435	$4,011	$1,668	$17,973	$61,045
Loans	13,725	12,026	8,952	1,457	3,718	1,568	8	41,454
Deposits	19,076	13,671	10,333	435	2,414	1,482	368	47,779

Statistical data:
Return on average assets (a)	1.05%	1.77%	1.92%	(0.37)%	3.20%	2.78%	N/M	0.63%
Net interest margin (b)	4.18	4.92	6.07	2.89	4.90	4.42	N/M	3.19
Efficiency ratio	63.69	53.94	48.13	92.29	43.68	28.20	N/M	75.78

							Finance
					Other		& Other
Three Months Ended September 30, 2011	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$199	$166	$143	$11	$41	$21	$(157)	$424
Provision for loan losses	21	14	(7)	2	11	2	(5)	38
Noninterest income	96	32	29	4	10	9	21	201
Noninterest expenses	183	105	80	11	25	10	46	460
Provision (benefit) for income taxes (FTE)	32	29	35	1	(8)	6	(66)	29
Net income (loss)	$59	$50	$64	$1	$23	$12	$(111)	$98
Net credit-related charge-offs (recoveries)	$33	$32	$2	$5	$5	$—	$—	$77

Selected average balances:
Assets	$14,123	$12,110	$8,510	$1,450	$3,369	$1,705	$16,972	$58,239
Loans	13,873	11,889	8,145	1,477	3,075	1,631	8	40,098
Deposits	18,511	12,975	8,865	404	2,391	1,603	349	45,098

Statistical data:
Return on average assets (a)	1.21%	1.42%	2.66%	0.29%	2.76%	2.76%	N/M	0.67%
Net interest margin (b)	4.27	5.06	6.40	2.94	5.36	5.00	N/M	3.18
Efficiency ratio	61.78	53.15	46.51	78.07	50.73	31.23	N/M	75.11

							Finance
					Other		& Other
Three Months Ended December 31, 2010	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$202	$158	$80	$11	$48	$18	$(111)	$406
Provision for loan losses	46	11	15	4	(19)	3	(3)	57
Noninterest income	99	35	27	3	10	9	32	215
Noninterest expenses	201	109	67	9	24	10	17	437
Provision (benefit) for income taxes (FTE)	19	32	9	—	5	5	(39)	31
Net income (loss)	$35	$41	$16	$1	$48	$9	$(54)	$96
Net credit-related charge-offs	$52	$43	$9	$7	$2	$—	$—	$113

Selected average balances:
Assets	$14,506	$12,698	$6,653	$1,587	$3,911	$1,615	$12,786	$53,756
Loans	14,219	12,497	6,435	1,612	3,651	1,545	40	39,999
Deposits	17,959	12,448	5,557	375	2,242	1,312	463	40,356

Statistical data:
Return on average assets (a)	0.72%	1.21%	0.96%	0.13%	4.93%	2.24%	N/M	0.71%
Net interest margin (b)	4.45	5.01	4.91	2.64	5.32	4.38	N/M	3.29
Efficiency ratio	66.64	56.46	62.62	68.68	40.07	36.08	N/M	70.38

(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE - Fully Taxable Equivalent

N/M - Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Comerica Incorporated and Subsidiaries

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollar amounts in millions)	2011	2011	2011	2011	2010
Tier 1 Common Capital Ratio:
Tier 1 capital (a) (b)	$6,582	$6,560	$6,193	$6,107	$6,027
Less:
Trust preferred securities	25	49	—	—	—
Tier 1 common capital (b)	$6,557	$6,511	$6,193	$6,107	$6,027
Risk-weighted assets (a) (b)	$63,577	$61,593	$58,795	$58,998	$59,506
Tier 1 capital ratio (b)	10.35%	10.65%	10.53%	10.35%	10.13%
Tier 1 common capital ratio (b)	10.31	10.57	10.53	10.35	10.13
Tangible Common Equity Ratio:
Total common shareholders’ equity	$6,868	$6,951	$6,038	$5,877	$5,793
Less:
Goodwill	635	635	150	150	150
Other intangible assets	32	35	4	5	6
Tangible common equity	$6,201	$6,281	$5,884	$5,722	$5,637
Total assets	$61,008	$60,888	$54,141	$55,017	$53,667
Less:
Goodwill	635	635	150	150	150
Other intangible assets	32	35	4	5	6
Tangible assets	$60,341	$60,218	$53,987	$54,862	$53,511
Common equity ratio	$11.26%	$11.42%	$11.15%	$10.68%	$10.80%
Tangible common equity ratio	10.27	10.43	10.90	10.43	10.54

(a) Tier 1 capital and risk-weighted assets as defined by regulation.

(b) December 31, 2011 Tier 1 capital and risk-weighted assets are estimated.

The Tier 1 common capital ratio removes preferred stock and qualifying trust preferred securities from Tier 1 capital as defined by and calculated in conformity with bank regulations.  The tangible common equity removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets.  Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.